N-SAR March 31, 2016

Income Funds

Exhibit 99.77I

Terms of new or amended securities

The Board of Trustees of the First Investors Income Funds approved the creation of a new series of the Income Funds, designated as First Investors Balanced Income Fund (the
"Fund").  The Fund commenced operations on October 1, 2015.
A description of the Fund's shares is contained in the Fund's Prospectus and Statement of Additional Information dated January 1, 2016, which was filed with the Securities and Exchange Commission via EDGAR in the Income Funds' registration statement filing pursuant to Rule 485(b) on January 28, 2016 (Accession No. 0000898432-16-001842),
which is hereby incorporated by reference as part of the response to Item 77I of Form N-SAR.